Exhibit 10.2

FIRST AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT

This FIRST AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (the “First Amendment”), is entered into as of September 28, 2007, by and between POZEN Inc. (“POZEN”) and John R. Plachetka (the “Grantee”).

WHEREAS, a Restricted Stock Unit Agreement dated as of May 4, 2004, and issued under the POZEN Inc. 2000 Equity Compensation Plan, as amended and restated, was delivered by POZEN to the Grantee (the “Original Agreement”); and

WHEREAS, POZEN and the Grantee desire to amend certain terms of the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1.  Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

2.  Section 2 is hereby amended and restated in its entirety as follows:

“Restricted Unit Account.  Restricted Units represent hypothetical shares of Common Stock, and not actual shares of stock.  POZEN shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Units granted to the Grantee.  No shares of stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of POZEN with respect to any Restricted Units recorded in the account.  The Grantee shall not have the right to receive any dividends or other distributions with respect to hypothetical shares of stock recorded in the Restricted Unit account; provided, however, that the Committee shall appropriately adjust the number and kind of Restricted Units in the event of a stock split, stock dividend or other change in capitalization of POZEN, as described in the Plan.  The Grantee shall not have any interest in any fund or specific assets of POZEN by reason of this award or the Restricted Unit account established for the Grantee.”

3.  Section 5(a) of the Restricted Stock Unit Agreement is hereby amended and restated in its entirety as follows:

“(a)(i)                      It is intended that the Restricted Units will be distributed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).  On the fifth business day after the Grantee separates from service with POZEN (as defined under Section 409A), POZEN will issue to the Grantee one share of Common Stock for each whole vested Restricted Unit credited to the Restricted Unit Account, subject to satisfaction of the Grantee’s tax withholding obligations as described below, and except as described below.

(ii)           If a Change of Control (as defined below) occurs before the Grantee has separated from service with POZEN, on the closing date of the Change of Control, subject to and in accordance with Paragraph 6 below and the provisions of the Plan applicable to a Change of Control, POZEN will issue to the Grantee one share of Common Stock for each whole vested Restricted Unit credited to the Restricted Unit Account, subject to satisfaction of the Grantee’s tax withholding obligations as described below. Any vested amounts representing partial shares shall be paid in cash on the closing date.

(iii)           Notwithstanding the foregoing provisions of this Section 5, if the Grantee on the date of Grantee’s separation from service is a “specified employee” as defined under Section 409A and as determined in accordance with the permissible method then in use by POZEN, or, if none, in accordance with the applicable default provisions of Section 409A, relating to “specified employees,” then if and to the extent required in order to avoid the imposition on the Grantee of any tax under Section 409A, the foregoing shares of Common Stock shall not be issued by the Company until the first business day after the date that is six (6) months after the date of Grantee’s separation from service.”

4.           Section 6 of the Restricted Stock Unit Agreement is hereby amended and restated in its entirety as follows:

“Change of Control.  The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Units; provided, however, that for purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)           if any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)           upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (B) a sale or other disposition of all or substantially all of the assets of the Company.

In the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan, provided that all payment in settlement of the Restricted Units pursuant to the Plan shall be made on or within thirty (30) days of the occurrence of the Change of Control, notwithstanding anything to the contrary set forth in Section 15(c) of the Plan.”

5.           Section 10 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Assignment and Transfers.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, POZEN may terminate the Restricted Units by notice to the Grantee, and the Restricted Units and all rights hereunder shall thereupon become null and void.  The rights and protections of POZEN hereunder shall extend to any successors or assigns of POZEN and to POZEN’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by POZEN without the Grantee’s consent.”

6.           Except as herein amended, the terms and provisions of the Original Agreement shall remain in full force and effect as originally executed.

7.           This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the choice of law provisions of such laws.

8.           This First Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

9.    This First Amendment and the Original Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Restricted Stock Unit Agreement as of the day and year first above written.

POZEN:

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Sr. Vice President & Chief Financial Officer

GRANTEE:

/s/ John R. Plachetka
John R. Plachetka, Pharm.D.